American CareSource Reports Second Quarter Results

Second Quarter Highlights
•	Revenues were $16.0 million, a decrease of 7% compared to the prior year period and an increase of 11% compared to the first quarter of 2010
•	Operating income increased to $425,000, significantly above the $233,000 reported during the same period last year
•	Adjusted EBITDA increased 14% to $856,000
•	Successfully completed the implementation of five new clients
•	New clients contributed $1.1 million of new incremental revenue during the quarter

DALLAS, TX –August 12, 2010– American CareSource Holdings Inc. (NASDAQ: ANCI) today announced second quarter 2010 revenues of $16.0 million compared to $17.1 million in the corresponding prior year quarter.  Net income for the second quarter 2010 was $299,000, or $0.02 per diluted share, compared to $534,000, or $0.01 per diluted share, in the corresponding prior year quarter.  Net income for the second quarter 2010 included a federal income tax provision of $137,000, or $0.01 per diluted share, which was not included in net income for the second quarter 2009.

“We are encouraged by the sequential revenue growth we have experienced.  This is a direct result of the success we have had attracting and implementing new clients,” said David Boone, Chief Executive Officer of American CareSource.  “Our focus on direct selling to TPAs is paying dividends.  To date, this has been our most successful year in terms of sales productivity as we added 6 accounts, which have generated approximately $1.4 million in revenue during the first half of 2010.  Our pipeline remains robust and we will continue to capitalize on it to build our backlog of business during the second half of the year.”

Revenues

Revenues for the second quarter of 2010 were $16.0 million compared to $17.1 million reported during the second quarter of 2009.  Compared to the second quarter of 2009, claims volumes from our two key client accounts were down 25% and continued to apply downward pressure on revenue.  Revenues from the Company’s two key accounts accounted for 80% of second quarter 2010 revenues compared with 88% during the corresponding period last year.

Revenues in the second quarter of 2010 increased 11% compared to the first quarter of 2010 due to a 12% improvement in revenue per billed claim, which was a result of a shift in mix toward higher revenue per claim specialties.

Claims Volume

The Company billed 85,000 claims during the second quarter of 2010, a decrease from the 101,000 claims it billed during the same period last year.  The lower claims volumes reflect the impact of decreased claims flow from the Company’s two key client accounts.  Multiple factors contributed to the declines, including the loss of covered lives and payor groups for these clients due to macroeconomic factors, the presence of larger carriers in the market, the loss of the Company’s relationship with a national laboratory service provider in the third quarter of 2009 and the transition status of one of our key client accounts.  Excluding these two accounts, claims volumes from all other accounts were up 11%.

Revenues per billed claim increased to $188 during the second quarter of 2010 from $169 during the second quarter of 2009.  The increase in both revenue per processed claims and revenue per billed claims was driven by a shift in mix toward higher revenue per claim specialties, particularly dialysis services, from lower revenue per claim specialties such as laboratory and chiropractic services.

Following are claims volumes and revenue per claims for the periods presented:

(Claim amounts in 000’s)	Q2 2010	Q1 2010	Q2 2009
Claims:
Processed	100	105	121
Billed	85	86	101

Revenue per claim:
Processed	$160	$137	$142
Billed	$188	$168	$169

Contribution Margin

Contribution margin for the second quarter of 2010 decreased slightly to 13.5%, compared to 13.7% reported during the second quarter of 2009.  Provider margins improved compared to the prior year period due to a change in mix toward specialties that carry higher margins, specifically diagnostic imaging services, chiropractic services and dialysis services.  Provider margins were offset somewhat by higher administrative fees due to greater revenue contribution from clients that carry higher relative administrative fee rates.

Following is a comparison of the components of costs of revenue as a percentage of revenue:

	Q2 2010	Q1 2010	Q2 2009
Provider payments	73.3%	72.6%	75.2%
Administrative fees	5.8%	4.9%	4.5%
Claims administration and provider development	7.4%	8.5%	6.6%
Total cost of revenues	86.5%	86.0%	86.3%

Selling, General and Administrative Expenses (SG&A)

SG&A for the second quarter of 2010 was $1.5 million, or 9.6% of revenue, compared to $2.0 million, or 11.6% of revenue for the second quarter of 2009 and $1.9 million, or 12.9% of revenue, for the first quarter of 2010.  Lower SG&A is a reflection of cost control measures implemented to maintain and ensure continued profitability.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2010 was $856,000, which compares to $750,000 reported in the corresponding prior year period.

Adjusted EBITDA is defined as operating income before depreciation and amortization and excludes non-cash stock-based compensation expense, warrant amortization and severance costs. Adjusted EBITDA should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income is provided in the tables accompanying this release.

Operating Income

During the period, the Company reported operating income of $425,000, compared to operating income of $233,000 reported during the same period last year.  The increase reflects a decline in SG&A associated with the implementation of cost control measures.

Financial Liquidity

Cash and equivalents at June 30, 2010 totaled $11.3 million, which compares to $11.9 million reported at December 31, 2009.  The Company has no long-term debt outstanding.

Earnings Conference Call

As previously announced, American CareSource management will review its unaudited second quarter 2010 financials during a conference call scheduled for August 13, 2010 at 8:30 AM Eastern Time.  The dial-in numbers are as follows:

Domestic dial-in:                 (888) 279–0822
International dial-in:           (706) 902-0355
Conference ID Number:     90975187

This call is being webcast and can be accessed at the American CareSource Web site at http://ir.anci-care.com/events.cfm, by clicking on Webcast - Q2 2010 American CareSource Holdings Earnings Conference Call.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,100 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures.  These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by forward-looking statements, including, but not limited to, changes in national health care policy, regulation, general economic conditions, demand for ancillary services, pricing, competition, market acceptance/preference, the Company’s ability to integrate with its clients, changes in the business decisions by key clients or consolidation in the industry affecting them, the Company’s inability to attract or maintain providers or clients or to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Investor Contact
Rich Cockrell
The Cockrell Group
Tel: 404.942.3369
rich.cockrell@thecockrellgroup.com

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(amounts in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Revenues	$16,018	$17,135	$30,449	$33,190

Cost of revenues:
Provider payments	11,748	12,880	22,222	24,815
Administrative fees	921	778	1,628	1,594
Claims administration and provider development	1,188	1,131	2,408	2,136
Total cost of revenues	13,857	14,789	26,258	28,545

Contribution margin	2,161	2,346	4,191	4,645

Selling, general and administrative expenses	1,544	1,981	3,401	3,882
Depreciation and amortization	192	132	374	245
Total operating expenses	1,736	2,113	3,775	4,127

Operating income	425	233	416	518

Interest income, net	23	36	45	77
Unrealized gain on warrant derivative	2	278	16	254
Total other income, net	25	314	61	331

Income before income taxes	450	547	477	849
Income tax provision	151	13	177	36
Net Income	$299	$534	$300	$813

Earnings per common share:
Basic	$0.02	$0.03	$0.02	$0.05
Diluted	$0.02	$0.01	$0.02	$0.03

Basic weighted average common shares outstanding	16,393	15,425	16,299	15,422
Diluted weighted average common shares outstanding	17,120	18,055	17,082	18,171

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating income	$425	$233	$416	$518
Depreciation and amortization	192	132	374	245
EBITDA	617	365	790	763
Non-cash stock-based compensation expense	189	357	375	617
Other non-cash charges	50	28	100	56
Severance costs	-	-	143	-
EBITDA, as adjusted	$856	$750	$1,408	$1,436

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$11,344	$11,868
Accounts receivable, net	6,675	7,474
Prepaid expenses and other current assets	951	1,398
Total current assets	18,970	20,740

Property and equipment, net	1,896	1,762

Other assets:
Other non-current assets	1,055	974
Intangible assets, net	1,089	1,153
Goodwill	4,361	4,361

Total assets	$27,371	$28,990

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,929	$7,702
Accounts payable and accrued liabilities	1,494	1,980
Total current liabilities	7,423	9,682

Other Liabilities	2	18

EQUITY
Common stock	164	156
Additional paid-in capital	20,953	20,605
Accumulated deficit	(1,171)	(1,471)
	19,946	19,290

TOTAL LIABILITIES AND EQUITY	$27,371	$28,990

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(amounts in thousands)

	Six months ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$300	$813
Adjustments to reconcile net income to net cash
provided by (used in) operations:
Stock-based compensation expense	375	617
Depreciation and amortization	374	245
Unrealized gain on warrant derivative	(16)	(254)
Amortization of long-term client agreement	125	125
Client administration fee expense related to warrants	100	56
Deferred income taxes	164	-
Changes in operating assets and liabilities:
Accounts receivable	800	(1,087)
Prepaid expenses and other assets	(89)	(168)
Accounts payable and accrued liabilities	(440)	(1,054)
Due to service providers	(1,773)	786
Net cash provided by (used in) operating activities	(80)	79

Cash flows from investing activities:
Investment in software development costs	(182)	(329)
Investment in property and equipment	(262)	(437)
Net cash used in investing activities	(444)	(766)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	-	16
Net cash provided by financing activities	-	16

Net decrease in cash and cash equivalents	(524)	(671)
Cash and cash equivalents at beginning of period	11,868	10,578

Cash and cash equivalents at end of period	$11,344	$9,907

Supplemental cash flow information:
Cash paid for taxes	$122	$55

Supplemental non-cash financing activity:
Income tax withholdings on exercise of equity incentives	$19	$-